Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form F-4 (No. 333-143666) and related Offer Document/Prospectus of Barclays PLC and Barclays (Netherlands) N.V. for the offer to exchange each ordinary share of ABN AMRO Holding N.V. for 2.13 ordinary shares of Barclays PLC and EUR 13.15 in cash, and to exchange each American Depositary Share of ABN AMRO Holding N.V. for 0.5325 American Depositary Shares of Barclays PLC and EUR 13.15 in cash (paid in US dollars) and to the incorporation by reference therein of our reports dated April 2, 2007, with respect to the consolidated financial statements of ABN AMRO Holding N.V., ABN AMRO Holding N.V. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ABN AMRO Holding N.V. included in the Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
Amsterdam, The Netherlands
September 14, 2007

/s/ Ernst & Young Accountants

Ernst & Young Accountants